UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2012

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Broadway Plaza Acquisition

On August 13, 2012, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), through a joint venture formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and the Company’s wholly-owned subsidiary (the “Joint Venture”), purchased a shopping center containing 83,612 rentable square feet located on approximately 10.7 acres of land in Tucson, Arizona (“Broadway Plaza”) for approximately $12.7 million, exclusive of closing costs. The Company holds an approximate 54% interest in the Joint Venture and the CBRE Global Investors hold the remaining approximate 46% interest. The Joint Venture funded a portion of the purchase price through the assumption of existing mortgage indebtedness in the amount of approximately $7.0 million. The remainder of the purchase price was funded with proceeds of approximately $5.7 million drawn from the Joint Venture’s existing property-level credit facilities.

Broadway Plaza, which was constructed in 1982, is approximately 94.0% leased to 25 tenants. The largest tenant at Broadway Plaza is a Sprouts Farmers Market, which occupies approximately 33.7% of the rentable square feet at Broadway Plaza. The current aggregate annual effective rent for the tenants of Broadway Plaza is approximately $1.1 million and the current weighted-average remaining lease term for the tenants is approximately 5.1 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is approximately $13.83 per square foot.

Based on the current condition of Broadway Plaza, the Company does not believe that it will be necessary to make significant renovations to Broadway Plaza. The Company’s management believes that Broadway Plaza is adequately insured.

Press Release

On August 16, 2012, the Company issued a press release announcing its acquisition of Broadway Plaza.

Item 9.01.	Financial Statements and Exhibits

99.1	Press Release dated August 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: August 16, 2012	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release dated August 16, 2012